Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Immune Design Corp.

at

$5.85 Net Per Share

Pursuant to the Offer to Purchase dated March 5, 2019

by

Cascade Merger Sub Inc.

a wholly owned subsidiary of

Merck Sharp & Dohme Corp.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, EASTERN TIME, ON APRIL 1, 2019, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

March 5, 2019

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 5, 2019 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Cascade Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Merck Sharp & Dohme Corp. (“Parent”), a New Jersey corporation, and an indirect subsidiary of Merck & Co., Inc., a New Jersey corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Immune Design Corp. (“IMDZ”), a Delaware corporation, for $5.85 per Share, net to you in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by IMDZ with the Securities and Exchange Commission in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The price to be paid in the Offer is $5.85 per Share, net to you in cash, without interest and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 20, 2019 (the “Merger Agreement”), by and among Parent, Purchaser and IMDZ. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into IMDZ (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with IMDZ continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than any Shares held by Parent, Purchaser, IMDZ or any of Parent’s wholly owned subsidiaries and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be automatically converted into the right to receive the price per Share paid in the Offer, net to the holder in cash, without interest and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4. The board of directors of IMDZ has unanimously: (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of IMDZ and the IMDZ stockholders; (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by IMDZ of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer and withdrawal rights expire at one minute following 11:59 PM Eastern Time, on April 1, 2019, unless the Offer is extended by Purchaser (as may be extended, the “Expiration Date”).

6. The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent one more than 50% of the total number of Shares that are then outstanding; and (ii) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended has been obtained, has been received or has terminated or expired, as the case may be. The Offer is also subject to the other conditions described in the Offer to Purchase.

7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) of (i) certificates representing such Shares (except in the case of Shares held in a book-entry/direct registration account maintained by IMDZ’s transfer agent) or confirmation of book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary & Paying Agent. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Immune Design Corp.

at

$5.85 Net Per Share

Pursuant to the Offer to Purchase dated March 5, 2019

by

Cascade Merger Sub Inc.

a wholly owned subsidiary of

Merck Sharp & Dohme Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 5, 2019 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by Cascade Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation, and an indirect subsidiary of Merck & Co., Inc., a New Jersey corporation, to purchase all outstanding shares of common stock, par value $0.001 per share, of Immune Design Corp., a Delaware corporation (individually, a “Share” and collectively, the “Shares”), for $5.85 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares or any other document submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary & Paying Agent).

Number of Shares to be Tendered:

SIGN HERE
Shares*
Dated , 2019
Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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